Exhibit 10.1

August 3, 2006

Dr. Helen Barold, M.D.

Dear Dr. Barold:

I am pleased to offer you the position of Chief Medical Officer at CryoCor, Inc. (the “Company”) with a starting date on or about September 15, 2006. This offer and your employment relationship will be subject to the terms and conditions of this letter.

Your base salary will be $225,000 per year, paid in biweekly installments of $8,653.85, less applicable deductions and withholdings, paid in accordance with the Company’s payroll policies and procedures. This position, reporting to our Chief Executive Officer, is an exempt position, which means you will not be paid overtime in accordance with applicable state and federal law.

You will be eligible for an annual bonus of up to 25% of your annual salary, based on corporate objectives to be determined by our Board of Directors. In addition, you will receive additional compensation upon the achievement of certain clinical milestones:

Approval of PMA for atrial flutter by March 31, 2007	$25,000
Submission of a PMA for atrial fibrillation by December 31, 2007	$50,000
Approval of PMA for atrial fibrillation by December 31, 2008	$100,000

You will receive, subject to the approval of the Company’s Board of Directors, an option to purchase 125,000 shares of the Company’s common stock in accordance with the CryoCor, Inc. 2005 Stock Option Plan (the “Plan”) and related option documents. The exercise price for such shares will be the fair market value on the actual date of the option grant. Such options shall be subject to a Notice of Grant of Stock Option and Stock Option Agreement, which will be provided to you later. The vesting schedule for the options will be included in the Notice of Grant of Stock Option, and are expected to vest as follows:

•	50% (62,500 shares) over a four-year period, such that one-fourth of these options will cliff vest at the end, with the remaining three-fourths vesting ratably on a monthly basis over a three year period

•	50% (62,500 shares) vesting in their entirety upon the U.S. approval of our cryoablation system for the treatment of atrial fibrillation.

You will be eligible for all fringe benefits available to the Company’s full-time employees, in accordance with the appropriate benefit plans. Benefits such as group health, life and disability insurance, workers’ compensation and flexible spending accounts for health and childcare are provided through TriNet Employer Group, Inc. (“TriNet”), an employer services organization retained by the Company to perform selected employer responsibilities on our behalf such as payroll and other human resource management services. You also will be eligible for benefits provided directly by the Company, including vacation and participation in the Company’s 401(k) plan and Employee Stock Purchase Plan. As part of your new employee orientation, you will receive an Employee Handbook and other information concerning the Company’s standard policies and benefits. CryoCor and/or TriNet reserve(s) the right to modify or eliminate any of the benefits, terms, plans, policies, and/or procedures described in the Employee Handbook, or as otherwise communicated to you, at any time on a prospective basis, with or without advance notice. Additionally, CryoCor may change or terminate the TriNet relationship at any time.

As CryoCor is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the means by which your work is accomplished. If you accept our offer, your employment relationship with CryoCor will be at-will, which means it may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by specific, written agreement signed by you and the Company’s CEO.

You will be required to comply with all Company policies, including but not limited to, the Company’s corporate code of ethics, insider trading policies, policies prohibiting harassment and discrimination, electronic communications and information technology policies, and the code of ethics for interaction with health care providers.

This offer is contingent upon the following:

•	Signing of CryoCor’s Employee Innovations and Proprietary Rights Assignment Agreement (see enclosed for your review; you will execute this on your first day of employment); and

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States).

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both you and the Company shall be entitled to all rights and remedies that either you or the Company would be entitled to pursue in a court of law. The Company shall pay all fees in excess of those which would be required if the dispute was decided in a court of law, including the arbitrator’s fee. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

We will separately offer to you an employment agreement providing employment terms comparable to terms offered to our Chief Financial Officer. This offer letter and employment agreement, including the enclosed Employee Innovations and Proprietary Rights Assignment Agreement constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and the CEO.

I am looking forward to you joining the team and contributing to this exciting venture. This offer will remain open until August 18, 2006. To indicate your acceptance of the Company’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it and the enclosed documents to me no later than 5:00 p.m. on August 18, 2006. If you have any questions or concerns, please do not hesitate to call.

Sincerely,

/s/ Edward F. Brennan, Ph.D.
Edward F. Brennan, Ph.D.
President and Chief Executive Officer

I have read this offer letter in its entirety, and any attachments or incorporated agreements, and agree to the terms and conditions of employment contained herein. I understand and agree that my employment with CryoCor is at-will.

/s/ Helen Barold, M.D.	August 3, 2006
Signature	Date